AMENDMENT TO AMENDED AND RESTATED
            ADMINISTRATION AGREEMENT DATED AS OF SEPTEMBER 27, 2010

    THIS AMENDMENT TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this "AMENDMENT") is entered into as of the 27th day of September 2010, by and between The Advisors' Inner Circle Fund II, a Massachusetts business trust (the "TRUST"), on behalf of Champlain Small Company Fund and Champlain Mid Cap Fund, together a proprietary mutual fund complex (the "FUND COMPLEX" or the "CHAMPLAIN FUNDS"), and SEI Investments Global Funds Services, a Delaware business trust
("SEI  GFS").  For  purposes  of  this Amendment, Champlain Investment Partners,
LLC,  adviser  of  the  Fund  Complex,  shall  be  referred to as the "ADVISOR."

    WHEREAS, the Trust and SEI GFS entered into an Amended and Restated Administration Agreement, dated as of the 12th day of November, 2002 (the "AGREEMENT"); and

    WHEREAS, the Trust, on behalf of the Fund Complex, and SEI GFS desire to further amend the Agreement as provided herein.

    NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto intending to be legally bound agree as follows:

    1. ADDITION OF NEW SCHEDULE TO THE AGREEMENT. Pursuant to Article 4 of the Agreement, a new Schedule is added to the Agreement as set forth in Attachment 1 to this Amendment. For purposes of clarification, the new Schedule as set forth in Attachment 1 to this Amendment replaces in its entirety the Schedule added to the Agreement pursuant to the Amendment dated November 30, 2004, by and between the Trust, on behalf of the Fund Complex and SEI GFS.

    2. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

    3. COUNTERPARTS. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

    4. GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law provisions thereof.

5. BINDING EFFECT. This Amendment shall be binding upon, and shall inure to the benefit of the Trust, the Fund Complex, SEI GFS and their respective permitted  successors  and  assigns.

                            [Signature Page Follows]

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.


    THE ADVISORS' INNER CIRCLE FUND II,
    ON BEHALF OF CHAMPLAIN FUNDS

     BY: /s/Joseph M. Gallo
         ------------------
         Name: Joseph M. Gallo
         Title: VP and Secretary


    SEI INVESTMENTS GLOBAL FUNDS SERVICES

     BY: /s/ John Alshefski
         ------------------
          Name: John Alshefksi
          Title: SVP


    AGREED TO AND ACCEPTED BY:
    CHAMPLAIN FUNDS

    By:  Champlain Investment Partners, LLC, their Advisor

     BY: /s/ Judy W. O'Connell
         ---------------------
         Name: Judy W. O'Connell
         Title: Chief Operating Officer

                                  ATTACHMENT 1
                                  SCHEDULE TO
                 AMENDED AND RESTATED ADMINISTRATION AGREEMENT
                         DATED AS OF NOVEMBER 12, 2002
                                    BETWEEN
                THE ADVISORS' INNER CIRCLE FUND II, ON BEHALF OF
                                CHAMPLAIN FUNDS,
                                      AND
                     SEI INVESTMENTS GLOBAL FUNDS SERVICES

FUNDS:                            Champlain Small Company Fund
                                  Champlain Mid Cap Fund

FEES: The following fees are due and payable monthly to SEI GFS pursuant to Article 4 of the Agreement. The Fund Complex will be charged the greater of its Asset Based Fee or its Annual Minimum Fee, in each case calculated in the manner set forth below.

ASSET  BASED  FEE:                0.10%  of  the  first  $250,000,000 of the
                                  Fund Complex's average daily net assets;
                                  0.08% on the next $250,000,000 of the Fund
                                  Complex's average daily net assets; and 0.06% on average daily net assets of the Fund
                                  Complex in excess of $500,000,000.

ANNUAL  MINIMUM  FEE:             The  Annual  Minimum Fee for the Fund Complex
                                  shall be $200,000, provided that the Fund
                                  Complex has two portfolios. In addition, the Annual Minimum Fee shall be increased by $100,000, allocable among all of the portfolios, for each additional portfolio established after the date hereof; and $15,000, allocable among all of the portfolios, for each additional class of shares established after the date hereof. The
                                  Annual Minimum Fee shall be calculated and payable monthly, in arrears.

NEW PORTFOLIO LAUNCH FEE:         In addition to the annual minimum fee increase
                                  per additional portfolio mentioned above, there will also be a one-time additional service charge of $10,000 for services provided by SEI GFS in assisting and coordinating the launch of the new portfolio on behalf of the Adviser, each such new portfolio to be added to the Agreement and the New Portfolio Launch Fee payable upon the written agreement of the Trust, Advisor and SEI GFS. In the event that a new portfolio is seeded and live on SEI GFS' system within 90 days of the effective date of the prospectus for such new portfolio, the New Portfolio
                                  Launch Fee described herein shall be credited by SEI GFS against the Fees otherwise payable by the Fund Complex hereunder.

OUT-OF-POCKET  EXPENSES:          The  Fund  Complex will reimburse
                                  Administrator for its reasonable
                                  out-of-pocket expenses incurred in connection with the performance of services under the Agreement, including, but not limited to travel, lodging, meals, telephone charges, faxes, delivery costs, photocopies and other similar expenses.

REORGANIZATION  FEES:             In  the  event of termination of this
                                  Agreement by the Adviser at the end of the Initial Term or any Renewal Term, the Adviser shall pay SEI GFS a transaction charge equal to $50,000 in connection with the divestiture of the Fund Complex assets and removal of the Fund Complex from the Trust. During the term of the Agreement and in the event of any material change in the organizational structure of the Fund Complex or any Fund thereof (including, without limitation, any merger, acquisition or divestiture of all or any portion of the assets of the Fund Complex or any Fund as well as any acquisition or merger by the Fund Complex or a Fund of any other fund or assets into the Fund Complex or a Fund) (each a "REORGANIZATION EVENT") the
                                  Administrator and the Adviser shall negotiate in good faith with respect to any transaction charge which may be applicable to such Reorganization Event.


OPERATIONAL  AUTOMATION:          A critical component of Administrator's
                                  services is Fund valuations. Automated trade delivery and receipt between fund advisors and Administrator is critical to high quality service. Accordingly, Administrator and the
                                  Fund Complex agree to use best efforts to implement automated trade delivery and receipt as soon as practicable after the Fund
                                  Complex's establishment in the Trust.

TERM: Contract term continues through and until November 30, 2013 (the "INITIAL TERM"), and shall automatically renew for successive terms of three years each (each a "RENEWALTERM") unless either party provides notice of non-renewal at least ninety days prior to the end of the then current term.

TERMINATION:                      This  Schedule  may  be terminated only: (a)
                                  by either party at the end of the Initial
                                  Term or the end of any Renewal Term on ninety days prior written notice; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least ninety days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date;
                                  (c) as to any portfolio, upon forty-five days prior written notice, effective (i) upon the reorganization or merger of a portfolio into another entity, provided that SEI GFS or one of its affiliates enters into a written agreement to provide administration services on behalf of such surviving entity, or (ii) upon any "change of control" of the Adviser by sale, merger, reorganization, acquisition or other disposition of substantially all of the assets of the Adviser to a third party, provided that SEI GFS or one of its affiliates enters into a written agreement to provide administration services on behalf of the third party or surviving entity; or (d) in the event of and effective upon the occurrence of the liquidation (as defined in the Agreement) of the entire Fund Complex.
                                  For purposes of this paragraph, the term
                                  "change of control" shall mean any
                                  transaction that results in the transfer of right, title and ownership of fifty-one percent or more of the equity interests of the Adviser to a third party.

EARLY  TERMINATION:               Subject  to  the  terms and conditions set
                                  forth in this paragraph, the parties may agree to terminate this Schedule on or before the expiration of the then current term
                                  (hereinafter, an "EARLY TERMINATION"). In the event the parties agree to an Early
                                  Termination, the parties will agree upon the effective date of such Early Termination and, on or before such effective date, the Fund
                                  Complex shall (i) not be in material breach of the Agreement (including this Schedule) and (ii) pay the Buyout Amount to SEI GFS in the manner set forth below. As used herein, the term "BUYOUT AMOUNT" shall mean the amount that is equal to (1) the average monthly fee payable by the Fund Complex to SEI GFS hereunder during the six month period
                                  (or such shorter period if fewer than six months have elapsed since the effective date of this Schedule) immediately preceding the mutual agreement called for in this paragraph multiplied by (2) the number of months remaining in the then current term (including any Renewal Term to which the Fund Complex is already committed). The Fund Complex shall pay the Buyout Amount to SEI GFS on or before the effective date of the Early Termination by means of wire or other immediately available funds.

ADVISER  EXPENSE  REPAYMENT:      Any  and  all  out  of  pocket  fees, costs,
                                  or expenses advanced by SEI GFS, in its sole discretion on behalf of the Fund Complex or the undersigned Adviser, as a result of any failure to fully satisfy and comply with any and all applicable portfolio expense caps or expense ratio limits, shall be the responsibility of the Adviser and shall be promptly repaid to SEI GFS ("REPAYMENT
                                  OBLIGATION"). Any such Repayment Obligation of the Adviser shall survive: (i) the termination of the Agreement and this Schedule thereto, (ii) any merger or liquidation of any subject portfolio, unless and until the Repayment Obligation is indefeasibly paid in full.

ASSUMPTIONS:                      The  Advisor acknowledges and accepts that the
                                  Trust structure in place facilitates the administrative service offering by SEI GFS and that certain Trust level service provider agreements currently in place (e.g., Transfer
                                  Agency Agreement, Custody Agreement) are entered into and agreed to between the Trust and the applicable service provider and that the services being provided otherwise benefit the Fund Complex. The Advisor acknowledges and agrees that it has reviewed and understands the general terms and conditions of these service provider agreements and consents to the obligations, applicable fees and the services to be provided to the Fund
                                  Complex under such Agreements.